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                                                                     Exhibit 3.1
                                                                     -----------
                                    Restated
                          CERTIFICATE OF INCORPORATION
                                       of
                       Capital Alliance Income Trust Ltd.,
                         A Real Estate Investment Trust
--------------------------------------------------------------------------------

The within Restated Certificate of Incorporation merely restates and integrates but does not further amend or supplement the Corporation's Certificate of Incorporation, as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation. The original name of the Corporation was Capital Alliance Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 12, 1995. Therefore this Restated Certificate of Incorporation may be adopted by the Board of Directors without a vote of the shareholders and was duly adopted in accordance with the provisions of Section 245(b) and (c) of the Delaware Corporation Law. Accordingly, the Restated Certificate of Incorporation shall be amended and restated to read in full as follows:

                                    Article I

                  The name of this corporation is CAPITAL ALLIANCE INCOME TRUST LTD., A Real Estate Investment Trust (the "Corporation").

                                   Article II

                  The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   Article III

                  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   Article IV

              4.1 Capitalization. This Corporation is authorized to issue 2,130,000 shares and shall have two classes of Shares designated respectively "Common Stock" and "Preferred Stock," and referred to either as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The number of Shares of Common Stock is 1,700,000, with a par value of $.01 per Share, and the number of shares of Preferred Stock is 430,000, with a par value of $.01 per Share. Preferred Shares may be issued from time to time in one or more series. The first series of Preferred Stock shall (a) be designated as "Series A Preferred"; (b) consist of 300,000 Shares with a par value of $.01 per Share;
(c) be entitled to dividends as provided in Section 4.3(a); (d) be entitled to receive, on liquidation, dissolution, or winding up

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of the Corporation, the amount, and subject to the conditions, provided in
Section 4.3(b); and (e) be entitled to all other rights, preferences and privileges, and be subject to all such restrictions, as are in this Article IV granted to, or imposed upon, the Shares of Series A Preferred Stock. Except as to Series A Preferred Stock, the Board of Directors is hereby authorized, except as to matters fixed as to Preferred Shares in this Article IV: (a) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series and, within the limitations or restrictions stated in any resolution of the Board of Directors originally fixing the number of Shares constituting any series; (b) to increase or decrease (but not below the number of Shares of any such series then outstanding), the number of Shares of any such series after the issue of Shares of that series; and (c) to determine the designation of any series and to fix the number of Shares of any series.

              4.2 Definitions. The terms defined in this Section 4.2 whenever used in this Certificate of Incorporation ("Certificate") shall have (unless the context otherwise requires) the respective meanings hereinafter specified in this Section 4.2. In this Certificate of Incorporation, words in the singular number include the plural, and in the plural number include the singular.

                         (a) Adjusted Net Capital Contribution shall mean, with
reference to each Share of either Series A Preferred Stock or Common Stock as of any given date, regardless of the date of issuance of the amount paid therefor, the Net Capital Contribution with respect to such Share reduced by the amount of Distributions of Cash from Sales thereafter paid or declared per Share pursuant to Section 4.3(b) with respect to Shares of the same class or series.

                         (b) Aggregate Adjusted Net Capital Contributions as of
any given date shall mean, with reference to either Series A Preferred or Common Stock, the product of the Adjusted Net Capital Contributions of each Share of the Class and the number of outstanding shares of such class, each as of a given date.

                         (c) Cash Flow for any Fiscal Quarter or Fiscal Year or
other period shall mean (i) the sum of cash receipts from operations, including, but not limited to, interest earned on the Corporation's investments in Home Equity Loans, including Cash from Sales to the extent not distributed to Shareholders as a return of capital; minus (ii) all cash expenses and costs incurred and paid in connection with the ownership, servicing and management of Home Equity Loans held by the Corporation, including, but not limited to, fees payable to the Advisor or its Affiliates to the extent not deferred, insurance premiums, accounting and legal fees and expenses; debt collection expenses; property taxes or other charges, assessments or levies imposed on or with respect to Home Equity Loans held by the Corporation; debt service (but not including depreciation or amortization of capital expenditures), including, without limitation, organization expenses.

                   (d) Cash from Sales shall mean cash proceeds realized by the Corporation from the sale, exchange or other disposition of any of its portfolio of Home Equity Loans (or a portion thereof), sale of foreclosure property and other assets, net of any expenses associated with such sale or other set-offs, reserves or holdbacks. Cash from Sales shall include cash funds from reserves which the Advisor determines, in its sole discretion, may be distributed to the Shareholders. And

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                   (e) Contribution means any money, property or services
rendered, or a promissory note or other obligation to contribute money or property, or other valuable consideration as permitted by the Delaware General Corporation Law, which a Class "A" or Class "B" Shareholder contributes to the Corporation as capital in that shareholder's capacity as Shareholder pursuant to this Certificate.

                   (f) Directors means, as of any particular time, Directors holding office under this Certificate of Incorporation at such time, whether they be the Directors named herein or additional or successor Directors, and shall not include the officers, representatives or agents of the Corporation, or the Shareholders, but nothing herein shall be deemed to preclude a Director from also serving as an officer, representative, or agent of the Corporation, or owning Shares.

                   (g) Distributable Cash Flow means Cash Flow less such amounts as the Directors, in their sole discretion, determines should be set aside for the establishment, restoration or enhancement of reserves.

                   (h) Distributions means any transfer of money or property by the Corporation to a Shareholder without consideration.

                   (i) ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                   (j) Excess Distributions for any fiscal year means Distributions of Distributable Cash Flow declared by the Directors, after all distributions on the Series A Preferred Shares and the Common Shares required by
Section 4.3(a) and Section 4.3(b), respectively, have been declared to the holders of the Series A Preferred Shares and the Common Shares.

                   (k) Home Equity Loan means any home equity loan secured by a Mortgage upon a parcel of improved well-located residential property of one to four living units in the States of California, Oregon, Washington, Nevada, Utah and Colorado, which loan is acquired by the Corporation and which is secured primarily by a second Mortgage, although a portion of such loans may be secured by first and/or third trust deeds.

                   (l) Mortgage means mortgages, deeds of trust or other security deeds on real property or rights or interests in real property.

                   (m) Net Asset Value means the aggregate of the book value of all Home Equity Loans plus other corporate assets less all liabilities and bad debt reserves of the Corporation.

                   (n) 4.2(n) Net Capital Contributions means, with respect to a Series "A" Preferred S and/or Common Share, a sum equal to three times the gross price per share to the Shareholder upon the original issuance of such share, less a sum equal to three times the Sales Charge attributable to the purchase of the share upon the original issuance of such share; and, with respect to a Common Share, a sum equal to three times the gross price per share to the Shareholder upon the original issuance of such share, less a sum equal to three times the Sales Charge attributable to the original sale of the Common Share.


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                   (o) (Intentionally Omitted)


                   (p) Prime Rate means, during any calendar month, the Prime Rate (or base rate) reported in the Money Rates column of the Wall Street Journal published on the first business day of each month. In the event the Wall Street Journal ceases publication of the Prime Rate, the Prime Rate shall mean the Prime Rate (or base rate) in effect for Bank of America, San Francisco, California, on the first business day of each month.

                   (q) Sales Charge means the amount of compensation paid to broker-dealers by the Corporation and its predecessor entities pursuant to the selected selling agent agreements and to others in connection with the offer and sale of Shares.

                   (r) Selling Agent means any broker-dealer who has executed a selected agent agreement, in which such broker-dealer agrees to participate in the offer and sale of Shares.

                   (s) Series A Preferred Shares shall mean the Shares described in Section 4.1.

                   (t) Series A Preferred Preference Amount for each calendar month shall mean one-twelfth (1/12th) of the product of (i) the lesser of (a) 10.25% or (b) 150 basis points plus the Prime Rate times (ii) the Aggregate Adjusted Net Capital Contributions of the Series A Preferred Shares calculated as of the Distribution record date falling within that period.

                   (u) Series A Preferred Shareholders shall mean the holders of Series A Preferred Shares.

                  4.3 Rights, Preferences and Privileges of Shares. The rights, preferences, privileges and restrictions granted to or imposed upon Common and Series A Preferred Shares and the holders thereof with respect to Distributions from Distributable Cash Flow shall be as follows:

                   (a) Distributions.

                            (1) Before any Distributions from Distributable Cash
Flow may be declared on the Common Shares in or with respect to any calendar month or other period during a calendar year, the Board of Directors shall declare on the outstanding Series A Preferred Shares Distribu tions from Distributable Cash Flow in an amount up to or equal to the Series A Preferred Preference Amount for such month or annual period;

                            (2) After Distributions from Distributable Cash Flow
are declared with respect to the Series A Preferred Shares for or with respect to a calendar month or other period during a calendar year and in an amount equal in the aggregate to the Series A Preferred Amount for such year and before any further Distributions from Distributable Cash Flow are declared on Series A Preferred Shares during or with respect to such month or period, the Board of Directors may declare out of Distributable Cash Flow a Distribution on each of the Common Shares until an amount up to, or equal to, the amount

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distributed under Section 4.3 (a)(1), above, on each of the Series A Preferred
Shares with respect to such month or period is distributed on each Common Share; and

                            (3) If the Board of Directors shall elect to declare
Excess Distributions in or with respect to a calendar month or other period during a calendar year, such Excess Distributions may be declared, but only if the amount of all Distributions from Distributable Cash Flow (other than pursuant to (a)(1) and (a)(2), above) to be paid as Excess Distributions on each Series A Preferred Share and on each Common Share shall be equal.

                            (4) The right to Distributions on Series A Preferred
Shares set forth in this Section 4.3 shall not be cumulative and no right shall accrue to the holders of Series A Preferred Shares by reason of the fact that distributions on Series A Preferred Shares have not been paid or declared with respect to any prior calendar month or other period or by reason of the fact that such Distributions, if any, during any period are less than the Series A Preferred Share Preference Amount per share.

                   (b) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series A Preferred Shares shall be entitled to receive, out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to the Adjusted Net Capital Contributions per Series A Preferred Share held and a further amount equal to any unpaid Distributions accrued, as provided in paragraph (a) of this Section 4.3, to the date that payment is made available to the holders of Series A Preferred Shares. After payment to the holders of Common Shares of an amount equal to their Adjusted Net Capital Contribution per Common Share, the remaining distributable assets of the Corporation shall be distributed in like amounts per Share to the holders of the Series A Preferred Shares and the holders of the Common Shares.

                   If, upon liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to those shareholders of the full Adjusted Net Capital Contribution per Series A Preferred Share and any accrued but unpaid Distributions, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Shares.

                   A consolidation or merger of the Corporation with or into any other business entities or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this paragraph (b).

                   (c) Optional Redemption of Series A Preferred Shares. Beginning upon the filing of this Certificate and subject to the restrictions, terms and conditions of this Section 4.3(c), a Class A Preferred Shareholder, with the consent of the Directors, may have all or a portion of the Class A Preferred Shares held by him redeemed by the Corporation. Such redemption shall be made on the June 30 next following the Corporation's receipt of a Class A Preferred Shareholder's written request therefor (the "Redemption Date"), provided that such request shall have been received by the Corporation on or before May 15 of such year. The Directors may, in their sole, arbitrary discretion, delay, postpone, deny or consent to any or all such requests for redemption. The Redemption Amount to be paid for redemption of such Class A Preferred Shares shall be the Adjusted Net Capital Contribution plus accrued but unpaid Distributions attributable to the Class A Preferred Shares which the Class A Preferred

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Shareholder requests be redeemed, divided by the Aggregate Net Capital
Contributions plus accrued but unpaid Distributions attributable to all Class A Preferred Shares outstanding, multiplied by the Net Asset Value of the Corporation (as defined below) attributable to the Class A Preferred Shares computed as of the March 31 preceding the Redemption Date. The Net Asset Value of the Corporation attributable to the Class A Preferred Shares shall be that percentage of the Corporation's Net Asset Value that the Aggregate Adjusted Net Capital Contributions of all Class A Preferred Shares bears to the Adjusted Net Capital Contributions of all Shares outstanding. A contingent liquidation charge, computed as follows, shall be charged to the Shareholder and paid to the Corporation in connection with each redemption of Shares:

            Year of Redemption                  Liquidation Charge
            ------------------                  ------------------
                  1996                          3% of Redemption Amount
                  1997                          2% of Redemption Amount
                  1998                          1% of Redemption Amount
                  1999                          None

                   The holder of Class A Preferred Shares to be redeemed on the Redemption Date shall cease to be entitled to Distributions, voting rights and other benefits with respect to such Class A Shares as of the May 30 prior to the Redemption Date, except for the right to the payment of the Redemption Amount as reduced by the Liquidation Charge; provided, however, if the Directors postpone or delay such date for the redemption of the subject Class A Preferred Shares beyond June 30, the date for the suspension of said Shareholder rights and benefits shall be delayed proportionately.

                   (d) Voting Rights. The holders of the Common Shares and of the Series A Preferred Shares issued and outstanding, except as otherwise provided by law or by this Certificate of Incorporation, shall have the right to notice of shareholders' meetings, and the rights and powers to vote upon the election of Directors (subject to Article VIII which restricts the use of written consents for the election and removal of Directors) or upon any other matter as set forth in the Delaware General Corporation Law or the Certificate of Incorporation or the Bylaws of the Corporation.

                   (e) Protective Provisions. So long as any of the Series A Preferred Shares shall be outstanding the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total number of Series A Preferred Shares outstanding:

                            1. Alter or change the rights, preferences, or
                  privileges of the Series A Preferred Shares so as to materially and adversely affect the Series A Preferred Shares; or

                            2. Increase the authorized number of Series A
                  Preferred Shares; or

                            3. Create any new class or series of Shares having
                  preferences over or being on a parity with the Series A Preferred Shares as to dividends or assets, unless the purpose of creation of the new class or

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                  series is, and the proceeds to be derived from its sale and issuance thereof are to be used for, the retirement of all Series A Preferred Shares then outstanding; or

                            4. Merge or consolidate with any other trust, entity
                  or corporation, except into or with a wholly owned subsidiary corporation; or

                            5. Sell, convey, or otherwise dispose of, or create
                  or incur any mortgage, lien, charge, or encumbrance on or security interest in or pledge of, or sell and lease back, all or substantially all of the property or business of the Corporation.

                                    Article V

                             (Intentionally omitted)

                                   Article VI

                  The Corporation is to have perpetual existence.

                                   Article VII

                  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                  Article VIII

                  Elections of directors need not be by written ballot, unless the Bylaws of the Corporation shall so provide. Election and/or removal of Directors may only be voted on by Shareholders at a meeting of Shareholders upon notice duly given as provided in the Bylaws, and not by written consent of Shareholders without a meeting.

                  Meetings of Shareholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time-to-time by the Board of Directors or in the Bylaws of the Corporation.

                                   Article IX

                  9.1 Indemnification of Officers and Directors. Each person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "proceeding"), by reason of being or having been a director or officer of the Corporation, or of any predecessor corporation, or being or having been a director or officer serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect

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to corporation-sponsored employee benefit plans), whether the basis of the proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall, subject to the terms of any agreement between the Corporation and that person, be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware Law and this Certificate of Incorporation, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by that person in connection therewith, except that amounts shall be payable in settlement of a proceeding only if the settlement is approved in writing by the Corporation. This indemnification shall continue as to a person who has ceased to be a director or officer for acts performed while a director or officer, and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, the Corporation shall indemnify any such person in connection with a proceeding (or part thereof) initiated by that person only if the proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending and proceeding in advance of final disposition to the fullest extent permitted by law, and such expenses shall be advanced by the Corporation in advance of the final disposition of a proceeding upon delivery to the Corporation of a written request for such payment and of an undertaking by, or on behalf of, the director or officer to repay all amounts so advanced if it shall be ultimately determined that the director or officer is not entitled to be indemnified.

                  Notwithstanding the foregoing or any other provisions under this Article IX, the Corporation shall not be liable under this Article IX to indemnify a director or officer against expenses, liabilities or losses incurred or suffered in connection with, or to make any advances with respect to, any proceeding against and director or officer: (a) as to which the Corporation is prohibited by applicable law from paying an indemnity; (b) with respect to expenses of defense or investigation, if the expenses were or are incurred without the Corporation's consent (which consent may not be unreasonably withheld); (c) for which final payment is actually made to the director or officer under an insurance policy maintained by the Corporation, except in respect of any excess beyond the amount of payment under the policy; (d) for which payment is actually made to the director or officer under an indemnity by the Corporation otherwise than pursuant to this Article IX, except in respect of any excess beyond the amount of payment under that indemnity; (e) based upon or attributable to the director or officer gaining in fact any personal profit or advantage to which not legally entitled; (f) for an accounting of profits made from the purchase or sale by the director or officer of securities of the Corporation pursuant to the provisions of ss. 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or (g) based upon acts or omissions involving intentional misconduct or a knowing and culpable violation of law.

                  9.2 Indemnification of Employees and Agents. A person who was or is a party or is threatened to be made a party or is otherwise involved in any proceeding by reason of being or having been an employee or agent of the Corporation or being or having been an employee serving at the request of the Corporation as an employee or agent of another enterprise (including service with respect to corporation-sponsored employee benefit plans), whether the basis of the proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as an employee or agent, may, upon appropriate action by the Corporation and subject to the terms of any agreement between the Corporation and that person, be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware Law and this Certificate of Incorporation, against all expense, liability and loss (including

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attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by that person in connection therewith.

                  9.3 Right of Directors and Officers to Bring Suit. If a claim under Section 9.1 is not paid by the Corporation or on its behalf within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting the claim.

                  9.4 Successful Defense. Notwithstanding any other provision of this Article IX, to the extent that a director or officer has been successful on the merits or otherwise (including the dismissal of a proceeding without prejudice or the settlement with the written consent of the Corporation of a proceeding without admission of liability), in defense of any proceeding referred to in Section 9.1 or in defense of any claim, issue or matter therein, that director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

                  9.5 Indemnity Agreements. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under applicable law and this Certificate of Incorporation.

                  9.6 Limitation of Liability. A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its Shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit.

                  9.7 Subrogation. In the event of payment by the Corporation of a claim under Section 9.1 or 9.2 of this Article IX, the Corporation shall be subrogated to the fullest extent of such payment to all of the rights of recovery of the indemnified person, who shall execute all papers required and shall do everything that may be necessary or appropriate to secure such rights, including the execution of such documents necessary or appropriate to enable the Corporation effectively to bring suit to enforce such rights.

                  9.8 Non-Exclusivity of Rights. The right to indemnification provided by this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

                  9.9 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify that person against such expense, liability or loss under Delaware law.

                  9.10 Expenses as a Witness. To the extent that any director, officer or employee of the Corporation is, by reason of that position, a witness in any action, suit or proceeding, he or she will be

                                       9
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indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

                  9.11 Non-Aapplicability to Fiduciaries of Employee Benefit Plans. This Article IX does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in that person's capacity as such, even though that person may also be an agent of the Corporation. The Corporation shall have the power to indemnify that trustee, investment manager, or other fiduciary to the extent permitted by Delaware Corporation Law ss. 102.

                  9.12 Separability. Each and every paragraph, sentence, term and provision of this Article IX is separate and distinct, so that if any paragraph, term or provision shall be held to be invalid or unenforceable for any reason, its invalidity or unenforceability shall not affect the validity or enforce ability of any other paragraph, sentence, term or provision of this
Article IX. To the extent required, any paragraph, sentence, term or provision of this Article IX may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article IX and any agreement between the Corporation and the claimant, the broadest possible indemnification permitted under applicable law.

                  9.13 Effect of Repeal or Modification. No repeal or modification of this Article IX shall adversely affect any right of indemnification of a director, officer, employee or agent of the Corporation existing at the time of the repeal or modification with respect to any action or omission occurring prior to such repeal or modification.


                                      * * *


                  THE UNDERSIGNED, being the President and the Secretary, respectively, of the Corporation hereinbefore named, for the purpose of restating the Certificate of Incorporation of the Corporation, Corporation formed pursuant to the General Corporation Law of the State of Delaware, do hereby make this certificate, and hereby declare and certify, under penalties of perjury, that this is their act and deed and the facts herein stated are true, and, accordingly, have hereunder set their hands this 12th day of August, 2002.



                                                       /S/ Dennis R. Konczal
                                                       ---------------------
                                                       Dennis R. Konczal
                                                       President



                                                       /S/ Linda St. John
                                                       ------------------
                                                       Linda St. John
                                                       Secretary



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